Exhibit 10.1

Amended and Restated Non-Competition, Non-Solicitation & Severance Benefit

Agreement

This Amended and Restated Non-Competition, Non-Solicitation & Severance Benefit Agreement (“Agreement”) is effective as of this 31st day of August, 2026 between Choice Hotels International, Inc. (“Choice”), a Delaware corporation with principal offices at 915 Meeting Street, North Bethesda, Maryland 20852, and Dominic Dragisich (“Employee”), and amends and restates the Non-Competition, Non-Solicitation & Severance Benefit Agreement between the parties dated March 6, 2017, as amended on December 31, 2025.

Recitals

A. Employee will become, on August 31, 2026, the President & Chief Executive Officer of Choice and/or a subsidiary of Choice (collectively, “Choice”);

B. Choice devotes significant time, resources and effort to the training and advancement of its management employees, and its management team constitutes a significant asset and important competitive edge;

C. Choice has determined that it is in the best interest of the company and its shareholders to enter into an agreement with Employee whereby Employee agrees to certain non-competition, non-solicitation and confidentiality restrictions in consideration of, among other things, certain severance benefits.

NOW, THEREFORE, in consideration of the promises contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree to the following terms:

1. Definitions. As used in this Agreement, the following terms shall have the ascribed meaning:

(a) “Board” means the Board of Directors of Choice.

(b) “Cause” means any one or more of the following, whether occurring before or after the date hereof: (i) Employee’s deliberate and continued refusal to carry out duties and instructions of the Board and CEO consistent with the position following notice by Choice and a five business days cure period; (ii) Employee’s commission of an act materially detrimental to the financial condition, operations and/or goodwill of Choice; (iii) Employee’s gross negligence or willful misconduct in the performance of duties to Choice; (iv) Employee’s commission of any act of theft, fraud, dishonesty, breach of trust or breach of fiduciary duty involving Choice; (v) Employee’s conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude, fraud or embezzlement; (vi) any breach by Employee of the covenants contained in this Agreement, or (vii) the material violation by Employee of any Choice policy or any statutory or common law duty to Choice.

(c) “Change in Control” means the happening of the earliest of the following to occur:

(i) Any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (other than (i) Choice, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of Choice, (iii) any corporations owned, directly or indirectly, by the stockholders of Choice in substantially the same proportions as their ownership of stock, or (iv) any Existing Shareholder) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Choice representing 33% or more of the combined voting power of Choice’s then outstanding voting securities. An “Existing Stockholder” means:

(A) (i) all the lineal descendants of Stewart Bainum, Sr. and his wife and their spouses (so long as they remain spouses) and adopted children of such descendants; (ii) all trusts for the benefit of any persons described in clause (i) and trustees of such trusts; (iii) all legal representatives of any person or trust described in clauses (i) and (ii); and (iv) all partnerships, corporations, limited liability companies or other entities controlled by the persons described in clauses (i), (ii) or (iii) (such persons referred to in this clause (A) collectively, “Bainum Affiliates”); and

(B) any other stockholder of Choice which, together with such stockholder’s affiliates, owns more than 5% of the common stock of Choice Hotels International, Inc. as of the date of this Agreement so long as the Bainum Affiliates continue to own more common stock of Choice Hotels International, Inc. than such stockholder.

(ii) Individuals constituting the Board on the date of this Agreement and the successors of such individuals (“Continuing Directors”) cease to constitute a majority of the Board. For this purpose, a director shall be a successor if and only if he or she was nominated by a Board (or a Nominating Committee thereof) on which individuals constituting the Board on the date of this Agreement and their successors (determined by prior application of this sentence) constituted a majority.

(iii) The stockholders of Choice approve a plan of merger or consolidation (“Combination”) with any other corporation or legal person, other than a Combination which would result in stockholders of Choice immediately prior to the Combination owning, immediately thereafter, more than sixty-five percent (65%) of the combined voting power of either the surviving entity or the entity owning directly or indirectly all of the common stock, or its equivalent, of the surviving entity; provided, however, that if stockholder approval is not required for such Combination, the Change in Control shall occur upon the consummation of such Combination.

(iv) The stockholders of Choice approve a plan of complete liquidation of Choice or an agreement for the sale or disposition by Choice of all or substantially all of Choice’s stock and/or assets, or accept a tender offer for substantially all of Choice’s stock (or any transaction having a similar effect); provided, however, that if stockholder approval is not required for such transaction, the Change in Control shall occur upon consummation of such transaction.

(d) “Change in Control Termination” means and includes the termination of Employee’s employment with Choice at any time within the three (3) months prior to and in anticipation of, or during the twelve (12) month period after, a Change in Control if such termination is (i) by Choice for any reason other than Cause, (ii) by Employee for Good Reason.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Competing Business” means any business or enterprise that: (i) is engaged in the mid-market or economy hotel franchising business, (ii) competes in the same upscale, select service segment as Cambria Hotels and Suites or any successor or substantially similar Choice brand, or (iii) competes in any other line of business in which Choice is materially engaged at the time of the Termination Date.

(g) “Confidential Information” means any non-public information, in any format, relating to the business of Choice, including, but not limited to, present or prospective operating, marketing and development plans, training manuals, training policies and procedures, financial and technical information, passwords, source codes, personnel information, franchisee information, business systems, trade secrets, pricing and cost information, contact lists, strategic plans or strategies, operating data or Choice policies, and any other information that gives Choice a competitive advantage by virtue of not being known to the general public.

(h) “Disability” means if Employee is unable to perform the essential functions of Employee’s position, after any legally required reasonable accommodation, for more than 180 days (whether or not consecutive) in any period of 365 consecutive days.

(i) “Good Reason” means a voluntary termination by Employee following a material diminution in either Employee’s compensation or position and responsibilities, provided such termination occurs within forty-five days of the change in compensation, position or responsibilities. Employee must provide Choice with at least thirty (30) days’ prior written notice of electing a Good Reason termination, during which Choice shall have the opportunity to cure such Good Reason for termination. If Choice fails to cure within the thirty (30) day period, Employee shall be considered to have terminated for Good Reason as of the last day of such thirty (30) day period.

(j) “Non-Renewal” shall have the meaning set forth in Section 2.

(k) “Release Agreement” means the release of claims attached as Exhibit A.

(l) “Severance Benefits” means the benefits specified in Section 6.

(m) “Severance Benefit Period” means the two-year period following the Termination Date.

(n) “Termination Date” means the date the Employee’s employment with Choice ends.

(o) “Works” means any ideas, concepts, methods of operation, processes, programs or other materials (including training manuals, policies and procedures) that Employee conceived, created, developed or wrote while employed by Choice that relate in any manner to the business of Choice.

2. Term. The initial term of this Agreement shall be for a period commencing on August 31, 2026 and will remain in effect until August 31, 2029. The term of this Agreement shall be automatically extended for an additional three-year period on August 31, 2029 and each subsequent three-year anniversary thereafter, unless and until Choice or the Employee provides written notice to the other party in accordance with Section 10 hereof not less than one hundred eighty (180) days before such date that such party is electing not to extend the term of this Agreement (“Non-Renewal”). Anything herein to the contrary notwithstanding, if on the date of a Change in Control, the remaining term of this Agreement is less than twelve (12) months, the term of the Agreement shall be automatically extended to the end of the twelve-month period following such Change in Control. References herein to the term of this Agreement shall include the initial term and any additional period for which this Agreement is extended.

3. Confidentiality. Employee acknowledges that Confidential Information and Works are valuable and unique assets belonging to Choice. During employment and after the Termination Date, Employee shall not, except as required by law or by Employee’s duties for Choice and for the benefit of Choice, directly or indirectly, or cause others to, make use of or disclose to others any Confidential Information or Works. Notwithstanding the foregoing, Confidential Information does not include information which was or becomes generally available to the public other than as a result of a disclosure by Employee. Works constitute works made for hire and in all circumstances shall be and remain the sole and exclusive property of Choice, whether or not protectable under any laws, including patent, trademark, copyright or trade secret laws.

4. Non-Solicitation. During employment and for a period of two years following the Termination Date, Employee agrees, except as required by Employee’s duties for Choice and for the benefit of Choice or with the prior written consent of Choice, not to solicit or attempt to solicit, directly or indirectly, on Employee’s behalf or on behalf of any other person or entity, any person or entity who then is or who was as of the Termination Date, an employee, business partner or franchisee of Choice, or was actively solicited to have such a relationship with Choice within six (6) months prior to the Termination Date, to cease, curtail or refrain from entering into such a relationship with Choice. Nothing in the foregoing shall be construed as preventing Employee from otherwise lawfully soliciting business from any then current or prospective business partner or franchisee that is for a line of business other than any Competing Business.

5. Non-Competition. During employment and for a period of two years after the Termination Date, Employee will not, except as required by Employee’s duties for Choice and for the benefit of Choice, or with the prior written consent of the Board, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or in any other capacity, or use or permit Employee’s name to be used in connection with, any business or enterprise that is engaged in a Competing Business in the U.S. or Canada; provided, however, that the foregoing shall not be construed as preventing Employee from otherwise lawfully (i) investing Employee’s assets in (A) the securities of any Competing Business that is a public company, or (B) the securities of any Competing Business that is a privately-held corporation, limited partnership, limited liability company or other business entity, if such holdings are passive investments of one percent (1%) or less of such entity’s outstanding securities or (ii) becoming an employee, agent or representative of, consultant to, or otherwise connected with, any business entity that has multiple lines of business, some of which are not a Competing Business, if Employee’s services for such entity are restricted so that Employee will provide no services or other assistance in support of, and will not otherwise be involved with, any such Competing Business conducted by such entity.

6. Severance Benefits. If Employee’s employment with Choice terminates for Good Reason or is terminated by Choice for any reason other than Cause, Change in Control Termination, Disability or death and Employee executes the Release Agreement within twenty-one (21) days of the Termination Date (or forty-five (45) days if such longer review period is required by the ADEA) and has not revoked the Release Agreement as permitted therein, Choice shall provide to Employee, in consideration of Employee’s promises and covenants contained in this Agreement and the Release Agreement, a Severance Benefit equal to:

(a)

A lump-sum payment equal to 200% of Employee’s base salary at the rate in effect as of the Termination Date (not taking into account any reduction in base salary that constitutes Good Reason), plus 200% of the amount of Employee’s eligible full year bonus for that fiscal year based on 100% attainment for the company objectives and a 100% attainment level for the individual Management Bonus Objectives; provided, however, that to the extent necessary to comply with Section 409A of the Code any amount that is determined not to be exempt from Section 409A shall be paid in installments in accordance with Choice’s normal payroll practices;

(b)

Earned but unpaid bonus for any fiscal year prior to the fiscal year in which the Termination Date occurs based on the actual attainment level for the company objectives and at a deemed achievement of the individual Management Bonus Objectives at not less than 100%, paid out at such time as the other corporate officers receive their bonuses but in no event later than March 15; and, if the Termination Date occurs after June 30 in a given year, a pro rata bonus for the fiscal year in which the Termination Date occurs, based on the actual attainment level for the company objectives and at a deemed 100% achievement of the individual Management Bonus Objectives, paid out at such time as the other corporate officers receive their bonuses. For the avoidance of doubt, such pro rata bonus in this Section 6(b) shall be paid to Employee in addition to the lump-sum payment in Section 6(a).

(c)

Subject to continued compliance with the terms of this Agreement (including Sections 4 and 5 hereof), stock option, stock awards, and performance-based stock unit awards granted under Choice’s Long-Term Incentive Plan on or after the date of the initial Agreement (March 6, 2017) shall continue to vest pursuant to their applicable terms during the Severance Benefit Period, and vested stock options shall continue to be exercisable during the Severance Benefit Period. At the end of the Severance Benefit Period, vesting shall cease and Employee shall have 90 days thereafter to exercise all stock options that are vested at the end of the Severance Benefit Period.

(d)

During the Severance Benefit Period, Choice will provide Employee, at its expense, with its standard outplacement services for executive level employees. Such services must be provided on or before the last day of the second calendar year following the year in which the Termination Date occurs and shall not exceed $18,000. Upon obtaining other employment, Employee will be ineligible to continue receiving these outplacement services at Choice’s expense.

(e)

Provided that Employee and his eligible dependents timely and properly elect to continue health care coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), Employee and such eligible dependents shall be entitled to continue to participate in such basic medical, dental, vision and prescription drug benefits as in effect from time to time, on the same terms and conditions applicable to active senior executives of Choice, and Choice shall reimburse Employee an amount equal to the monthly COBRA premium paid by Employee for him and his eligible dependents until the earliest of (i) the two-year anniversary of the

Termination Date, (ii) the date Employee becomes eligible to receive coverage from another employer, or (iii) the date Employee is otherwise no longer eligible to receive COBRA continuation coverage. Such reimbursement shall be paid to Employee in the month immediately following the month in which Employee timely remits the COBRA premium payment. Notwithstanding the foregoing, if the Company’s payments under this Section 6(e) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”) or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the parties agree to reform this Section 6(e) in a manner as is necessary to comply with the ACA.

7. Re-employment. After the Termination Date, Employee shall not be required to mitigate damages as a condition to receiving Severance Benefits, but nevertheless shall be entitled to pursue other employment as permitted by this Agreement. If Employee chooses to pursue and accept other employment or consulting during the Severance Benefit Period, Choice shall be entitled to receive as an offset, and thereby reduce its payment under Sections 6(a) and (b), the amounts received by Employee from any other active employment. Employee agrees to notify Choice within seven (7) days of accepting such employment by sending such notice to Choice Hotels International, 915 Meeting Street, North Bethesda, Maryland 20850, Attention: Chief Human Resources Officer. As a condition to Employee receiving the Severance Benefits from Choice, Employee agrees to permit verification of Employee’s employment records and Federal income tax returns by an independent attorney or accountant, selected by Choice but reasonably acceptable to Employee, who agrees to preserve the confidentiality of the information disclosed by Employee except to the extent required to permit Choice to verify the amounts received by Employee from other active employment.

8. Change in Control.

(a) If there occurs a Change in Control Termination, Employee shall receive as severance compensation a lump sum payment in an amount equal to 250% of Employee’s base salary at the rate in effect as of the Termination Date, plus 250% of the amount of Employee’s eligible full year bonus for that fiscal year based on a 100% attainment level for the company objectives and a 100% attainment level for the individual Management Bonus Objectives; provided, however, that to the extent necessary to comply with Section 409A of the Code any amount that is determined not to be exempt from Section 409A shall be paid in installments in accordance with Choice’s normal payroll practices. Additionally, all unvested restricted stock, performance vested restricted stock units and stock option awards granted after the date of this Agreement and then held by Employee shall automatically become fully vested as of the date of the Change of Control Termination.

(b) Employee’s right to receive the benefits described in Section 8(a) shall be conditioned upon Employee executing the Release Agreement. The Release Agreement must be irrevocably effective within sixty (60) days following the Termination Date. Subject to the six- month delay referenced in Section 14(d), the payments shall begin or be made on the sixtieth day following the Termination Date.

(c) Best After-Tax 280G Results. Notwithstanding anything herein to the contrary, in the event that an independent, nationally recognized, accounting or valuation firm which shall be designated by Choice with Employee’s written consent (which consent shall not be unreasonably withheld) (the “Accounting Firm”) shall determine that any payment or distribution of any type to or for the Employee’s benefit made by Choice, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of Choice’s assets within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then the Accounting Firm shall determine whether such payments or distributions or benefits shall be reduced to such lesser amount as would result in no portion of such payments or distributions or benefits being subject to the Excise Tax. Such reduction shall occur if and only to the extent that it would result in Employee retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes, employment, social security and Medicare taxes, the imposition of the Excise Tax and all other taxes, determined by applying tax rates that the Accounting Firm reasonably determines to be likely to apply to Employee in the relevant tax year(s) in which any of the Total Payments is expected to be made) than if Employee received all of the Total Payments. If the Accounting Firm determines that Employee would not retain a larger amount on an after-tax basis if the Total Payments were so reduced, then Employee shall retain all of the Total Payments. For purposes of making the calculations required by this Section 8(c), the Accounting Firm may make good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Choice and Employee shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this section and shall cooperate in attempting to establish reasonable compensation under Sections 280G and 4999.of the Code if necessary. The determinations by the Accounting Firm shall be binding on the parties absent manifest error, and Choice shall bear the cost of the Accounting Firm. Any applicable reduction shall be made by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of options or stock appreciation rights, then by reducing or eliminating any accelerated vesting of restricted stock or restricted stock units, then by reducing or eliminating any other remaining amounts of the Total Payments.

9. Acknowledgments. Employee and Choice acknowledge and agree as follows:

(a) The restrictions contained in Sections 3, 4 and 5 are reasonable in all respects and necessary to protect and preserve the legitimate interests, properties, confidential information, valuable relationships, goodwill and business of Choice, that Choice would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by Choice should the Employee breach any of those provisions. Employee represents and acknowledges that (i) the Employee has been advised by Choice to consult Employee’s own legal counsel at Employee’s expense prior to executing this Agreement, and (ii) that Employee has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with the Employee’s counsel.

(b) A breach of any of the restrictions in this Agreement cannot be adequately compensated by monetary damages and Choice shall be entitled to seek preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as any other appropriate equitable relief, which rights shall be cumulative and in addition to any other rights or remedies to which Choice may be entitled.

(c) In the event that any of the provisions of this Agreement should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law. The invalidity of any provision of this Agreement shall not affect the validity of the remaining provisions of this Agreement.

(d) This Agreement supersedes and extinguishes any rights Employee may have under Choice’s standard Severance Benefit Plan.

(e) This Agreement shall not be construed as giving the Employee the right to be retained in the service of Choice for any definite period or otherwise to change Employee’s status as an at-will employee.

(f) All amounts payable hereunder shall be subject to all applicable tax withholding.

10. Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered, sent by overnight courier, or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted fax, addressed as follows:

If to Choice:

Choice Hotels International, Inc.

915 Meeting Street

North Bethesda, Maryland 20852

Attn.: General Counsel

If to the Employee:

Dominic Dragisich

[Redacted]

or to such other address as either party may have furnished to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

11. Arbitration.

(a) In the event of any dispute or claim relating to or arising out, directly or indirectly, of Employee’s employment relationship with Choice, this Agreement, or the termination of employment with Choice for any reason (including, but not limited to, any claims of breach of contract, tort, wrongful termination, violation of any law, or unlawful discrimination, harassment or retaliation), Employee and Choice agree that all such disputes shall be fully resolved by private, binding arbitration conducted by the American Arbitration Association (“AAA”) before a single arbitrator in Montgomery County, Maryland under the AAA’s Employment Arbitration Rules then in effect, which rules are available online at the AAA’s website at www.adr.org or by requesting a copy from Choice’s Human Resources Department. The arbitrator shall be a currently licensed attorney with at least ten (10) years’ experience in employment law in the United States. This arbitration provision shall apply to any and all claims asserted by Employee against Choice or any of its affiliates, and each of their respective employees, officers, agents, attorneys, owners, directors, or affiliates, and any and all claims against Employee by those entities.

(b) The arbitrator shall permit the parties to conduct reasonable discovery and is empowered to award all remedies otherwise available in a court of competent jurisdiction and any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction. The arbitrator shall issue an award in writing and state the essential findings and conclusions on which the award is based. This arbitration agreement shall provide the exclusive remedy of the parties to seek redress of claims, and each party knowingly and voluntarily waives the right to a trial before a judge or jury, and any right he, she, or it might have to seek redress in any other forum, except for the right to file a charge with applicable administrative agencies (including, but not limited to the National Labor Relations Board, Equal Employment Opportunity Commission, the Maryland Workers’ Compensation Commission or Division of Unemployment Insurance ). If Employee still has the right to and chooses to pursue a claim after exhausting all administrative remedies, such claim would be subject to arbitration under this arbitration agreement to the extent permitted by applicable law.

(c) In any arbitration conducted under this provision, each party will bear his, her or its own fees, expenses and costs associated with the arbitration, provided that, to the extent applicable law requires Choice to pay any of Employee’s portion of the fees, expenses and costs of the AAA and the arbitrator to make the arbitration agreement enforceable, Choice will pay or reimburse Employee for such fees, expenses and costs; and provided further, to the extent applicable law provides for the award of reasonable attorneys’ fees and costs to the prevailing party, the arbitrator may award such fees and costs.

(d) In the event any provision of this arbitration agreement is found to be unenforceable by an arbitrator or court, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision or deleted such that the enforceability of the remaining provisions remain unaffected. If the court or arbitrator declines to modify this arbitration agreement to render it enforceable, the parties agree to do so. This arbitration agreement shall be interpreted and construed under the Federal Arbitration Act and the Maryland Uniform Arbitration Act.

(e) By agreeing to arbitration, Choice and Employee do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. In any such judicial action: (a) each of the parties irrevocably and unconditionally consents to the exclusive jurisdiction and venue of the federal or state courts located in Montgomery County, Maryland (the “Maryland Courts”) for the purpose of any pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings, and to the non-exclusive jurisdiction of such courts for the enforcement of any judgment on any award; (b) each of the parties irrevocably waives, to the fullest extent they may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any Maryland Court. IN ENTERING INTO THIS AGREEMENT, THE PARTIES ARE KNOWINGLY AND VOLUNTARILY WAIVING THEIR RIGHTS TO A JURY TRIAL.

12. Miscellaneous.

(a) This Agreement contains the entire agreement of the parties, and supersedes all other agreements, discussions or understandings concerning the subject matter. It may be changed only by an agreement in writing signed by both parties.

(b) This Agreement shall be governed by the laws of the State of Maryland.

(c) No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver.

13. Protected Rights. Notwithstanding any other term of this Agreement, neither this Agreement nor any other agreement between the Company and Employee prohibits or limit Employee’s ability to communicate with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor (including the Occupational Safety and Health Administration), the Securities and Exchange Commission or any other federal, state or local government agency or commission (each a “Government Agency” and, collectively, “Government Agencies”) or otherwise: (i) participate in any investigation or proceeding that may be conducted by an Government Agency, including providing documents or other information, (ii) assist in an investigation by a Governmental Agency regarding a possible violation of any law, (iii) testify, participate, or otherwise assist in any action or proceeding by any Governmental Agency relating to a possible violation of law, or (iv) make any other disclosures that are protected under the whistleblower provisions of applicable law. Nothing requires Employee to provide Choice notice that he has engaged in any of the activities described in the previous sentence. In addition, nothing herein prohibits Employee from (x) inquiring about, discussing, or disclosing the wages of Employee or another employee, or (y) requesting that the Company provide a reason for why Employee’s wages are a condition of employment. Further, nothing in this Agreement prohibits or restricts Employee from exercising any rights under the National Labor Relations Act, including rights under Section 7 of that Act. Further, notwithstanding Employee’s confidentiality and nondisclosure obligations, Employee is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who filed a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

14. Section 409A.

(a) The payments and benefits to be provided to Employee pursuant to this Agreement are intended to comply with, or be exempt from, Section 409A and will be interpreted, administered and operated in a manner consistent with that intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Notwithstanding the foregoing, Choice makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall Choice be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

(b) Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” within the meaning of Section 409A.

Whether Employee has a separation from service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A.

(c) Notwithstanding any other provision of this Agreement to the contrary, if at the time of Employee’s separation from service, (i) Employee is a “specified employee” (within the meaning of Section 409A and using the identification methodology selected by Choice from time to time), and (ii) Choice makes a good faith determination that an amount payable on account of such separation from service to Employee constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A (the “Delay Period”), then Choice will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period (or upon the Employee’s death, if earlier). To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, Employee shall pay the cost of such benefits during the Delay Period, and Choice shall reimburse Employee, to the extent that such benefits would otherwise have been provided by Choice at no cost to Employee, Choice’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by Choice in accordance with the procedures specified herein.

(d) (i) Any amount that Employee is entitled to be reimbursed for under this Agreement will be reimbursed to Employee as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, (ii) any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit, and (iii) the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.

***

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

CHOICE HOTELS INTERNATIONAL, INC.

By:	/s/ Jeff Lobb
Jeff Lobb
General Counsel

Employee:
/s/ Dominic Dragisich
Dominic Dragisich

EXHIBIT A

RELEASE AGREEMENT

This Release Agreement (“Release Agreement”) is made as of ___________, 20__ by Dominic Dragisich (“Employee”) in favor of Choice Hotels International, Inc. and its subsidiaries (collectively “Choice”).

WHEREAS, Employee and Choice have previously entered into an Amended and Restated Non-Competition, Non-Solicitation and Severance Benefit Agreement dated August 31, 2026 (“Agreement”); and

WHEREAS, in consideration for certain covenants and benefits under the Agreement, Employee is obligated to execute this Release Agreement upon termination of employment;

NOW, THEREFORE, in consideration of the promises contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree to the following terms:

1. Last Day Worked. Employee’s employment terminated, or will terminate, on ___________, 20__ (“Termination Date”). Employee represents that he has returned to Choice, no later than the close of business on the Termination Date, any Choice property, including original and copied computer hardware or software, credit cards, long distance telephone cards, and keys or passcards to Choice buildings, and all other Choice property in Employee’s possession, custody or control.

2. Release. Employee agrees, in exchange for the benefits set forth in Section [•]1 of the Agreement, to irrevocably and unconditionally release Choice and its parents, subsidiaries and affiliated entities, and each of the foregoing entities’ respective officers, directors, shareholders, managers, members, employees, agents, representatives, insurers, attorneys, employee welfare benefit plans and pension or deferred compensation plans under Section 401 of the Internal Revenue Code of 1954, as amended, and their trustees, administrators and other fiduciaries; and all persons acting by, through, under or in concert with them, and each of their predecessors, successors and assigns or any of them (collectively “Choice Releasees”), of and from any and all manner of action or actions, cause or causes of action, in law or equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, grievances, damages, loss, cost or expense, of any nature, known or unknown, fixed or contingent, which Employee now has or may later have against the Choice Releasees, or any one of them, by reason of any matter, cause, or thing from the beginning of time through the date that Employee signs this Release Agreement, including without limitation those arising out of, based on, or relating to the hire, employment,

[1]	Note to Form: To be populated by Choice as of the Termination Date to reference the specific Agreement section pursuant to which the severance benefits at issue are being provided.

termination, remuneration (including any severance, salary, bonus, incentive or other compensation; vacation sick leave or medical insurance benefits; or any benefits from any employee stock ownership, profit-sharing and/or any deferred compensation plan under Section 401 of the Internal Revenue Code of 1954 (“Claims”). The Claims that Employee is releasing include, but are not limited to, a release of any rights or claims Employee may have under:

•	the Age Discrimination in Employment Act, which prohibits age discrimination in employment;

•	Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex;

•	the Civil Rights Act of 1991 and Sections 1981 through 1988 of Title 42 of the United States Code;

•	the Equal Pay Act, which prohibits paying men and women unequal pay for equal work;

•	the Americans with Disabilities Act;

•	the Family and Medical Leave Act;

•	and any other federal, state or local laws or regulations prohibiting employment discrimination, harassment or retaliation.

Employee also releases any and all common law, public policy and tort Claims, all Claims for wrongful discharge or breach of contract, defamation, slander, libel, negligence, emotional distress, fraud or misrepresentation of any kind, promissory estoppel, breach of implied duty of good faith and fair dealing, breach of implied or express contract, breach of fiduciary duty or wrongful discharge, Claims for any personal injury, Claims for any compensation, benefits, expenses, bonuses, or any other employee rights or benefits, Claims for employment or reinstatement, Claims for attorneys’ fees and costs, and all other Claims under any applicable statute, contract or other cause of action, and all claims (whether direct or derivative) arising from Employee being a shareholder of the Company. This Agreement covers both Claims Employee knows about and those Employee may not know about. Employee assumes the risk of any and all unknown Claims which may exist at the time Employee signs this Agreement, and Employee agrees that this Agreement shall apply to any and all known and unknown Claims.

3. No Release of Certain Rights. By signing this Release Agreement, Employee does not waive or release Employee’s right to enforce the Agreement. Employee does not release claims for or rights to: (a) earned salary for the pay period in which the Termination Date occurred (to the extent unpaid as of the date Employee signs this Release Agreement), (b) vested benefits that cannot be released as a matter of law, (c) indemnification under Choice’s bylaws, or (d) any claims that cannot be waived as a matter of law, including claims for unemployment compensation benefits or workers’ compensation insurance benefits. Nothing herein denies Employee the right to disclose or discuss his wages. Further, notwithstanding the release of liability herein, nothing in this Release Agreement prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity, the Securities and Exchange Commission, or other Governmental Agency (as defined in the

Agreement) or cooperating with such agency; however, Employee understands and agrees that, to the extent permitted by law, Employee is waiving any and all rights to recover from any of the Choice Releasees based on any of the Claims released herein, including any relief that may result from any Governmental Agency proceeding or subsequent legal actions. Nothing herein waives Employee’s right to receive an award for information provided to a Governmental Agency (including, for the avoidance of doubt, any monetary award or bounty from any governmental agency or regulatory or law enforcement authority in connection with any protected “whistleblower” activity), and nothing herein or in any other agreement between Employee and Choice shall prohibit or restrict Employee from (i) initiating communications directly with, cooperating with, providing information or making statements to, causing information to be provided to, or otherwise assisting in an investigation by, any Governmental Agency; (ii) responding to any inquiry or legal process directed to Employee from any Governmental Agency; (iii) testifying, participating or otherwise assisting in any action or proceeding by any Governmental Agency; or (iv) making any disclosures that are protected under the whistleblower provisions of any applicable law. Nothing in this Agreement requires Employee to obtain prior authorization before engaging in any conduct described in this Section 3 or to notify Choice that Employee engaged in any such conduct.

4. Lawsuits; Non-Disparagement. To the fullest extent permitted by law (and, for the avoidance of doubt, subject to Section 6 below), Employee promises never to file a lawsuit or arbitration asserting any Claims that are released in this Agreement. Employee agrees not to make any derogatory remarks or provide and disparaging information about any Choice Releasee. Employee agrees to reasonably assist Choice in any lawsuit or other proceeding arising from circumstances that took place during Employee’s employment, to the extent reasonably necessary to protect Choice’s interests. Choice will reimburse Employee for all reasonable and necessary expenses Employee incurs in complying with the foregoing sentence, provided they are approved by Choice in writing prior to being incurred.

5. No Admission. Employee agrees that this Release Agreement is not an admission of guilt or wrongdoing by any of the Choice Releasees, and Employee acknowledges that the Choice Releasees do not believe or admit that they have done anything wrong. Employee acknowledges that Employee has not suffered any wrongful treatment by any Choice Releasee.

6. Governing Law. This Agreement is governed by Maryland law, without regard to the principles of conflicts of laws. If a dispute arises under this Agreement, it shall be subject to the dispute resolution provisions set forth in Section 11 of the Agreement, which are hereby incorporated by reference.

7. Binding. Employee agrees and acknowledges this Release Agreement binds Employee’s heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all Choice Releasees and their respective heirs, administrators, representatives, executors, successors, and assigns.

8. Severability. Any invalidity, in whole or in part, of any provision of this Release Agreement shall not affect the validity of any other of its provisions.

9. Period for Review and Consideration. Employee has 21 days from the date Employee receives this Release Agreement to review and consider this document before signing it. Employee may use as much of this 21-day period as Employee wishes before signing this Release Agreement. Choice advises Employee to consult with an attorney at Employee’s own expense before signing this Release Agreement; whether to do so is Employee’s decision. If Employee wishes to sign this Release Agreement and thereafter be eligible to receive the Severance Benefits under the Agreement, Employee must deliver one fully executed original of this Release Agreement, to Choice Hotels International, 915 Meeting Street, North Bethesda, Maryland 20852, Attention: Chief Human Resources Officer, no later than the close of business on the 21st day after Employee receives this Release Agreement. Employee’s failure to deliver timely the executed Release Agreement will nullify the Agreement, and Employee will not be entitled to receive the Severance Benefits.

10. Revocation of Release Agreement. Employee may revoke this Release Agreement within 7 days after signing it (the “Revocation Period”). If Employee wishes to revoke this Release Agreement after signing it, Employee must deliver a written notice of revocation to Choice Hotels International, 915 Meeting Street, North Bethesda, Maryland 20852, Attention: Chief Human Resources Officer. Choice must receive this revocation no later than the close of business on the 7th day after Employee signs this Release Agreement. If Employee revokes this Release Agreement, it shall not be effective or enforceable and Employee will not receive the Severance Benefits under the Agreement. This Agreement will not become effective or enforceable until such date that is signed by both parties and the Revocation Period expires without Employee exercising Employee’s right of revocation.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS HAD AN OPPORTUNITY TO REVIEW AND CONSIDER THIS RELEASE AGREEMENT WITH AN ATTORNEY, AND THAT EMPLOYEE HAS HAD SUFFICIENT TIME TO CONSIDER IT. AFTER SUCH CAREFUL CONSIDERATION, EMPLOYEE KNOWINGLY AND VOLUNTARILY ENTERS INTO THIS RELEASE AGREEMENT WITH FULL UNDERSTANDING OF ITS MEANING AND EFFECT.

Employee: